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Exhibit 5

TESTA, HURWITZ & THIBEAULT, LLP
125 HIGH STREET
BOSTON, MASSACHUSETTS 02110-2704

        May 12, 2003

Advanced Magnetics, Inc.
61 Mooney Street
Cambridge, Massachusetts 02138

  Re:
  2003 Employee Stock Purchase Plan

Ladies and Gentlemen:

        We are counsel to Advanced Magnetics, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement"), for the registration of 100,000 shares of the Company's common stock, $.01 par value per share, as that number may be adjusted from time to time pursuant to the provisions of the Plan (collectively, the "Shares"), which may be sold pursuant to the Company's 2003 Employee Stock Purchase Plan (the "Plan").

        We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate for the purposes of the opinion set forth herein.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold in the manner contemplated by the Plan and upon receipt by the Company of payment therefor as provided in the Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ TESTA, HURWITZ & THIBEAULT, LLP TESTA, HURWITZ & THIBEAULT, LLP

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  Exhibit 5